      As filed with the Securities and Exchange Commission on July 22, 2005

                                                 Registration No. 333-__________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                       INTERMAGNETICS GENERAL CORPORATION
             (Exact name of registrant as specified in its charter)

                   Delaware                                     14-1537454
         (State or other jurisdiction                        (I.R.S. Employer
       of incorporation or organization)                  Identification Number)

                             450 Old Niskayuna Road
                                  P.O. Box 461
                              Latham, NY 12110-0461
                    (Address of Principal Executive Offices)

                       INTERMAGNETICS GENERAL CORPORATION
                     2000 STOCK OPTION AND STOCK AWARD PLAN
                            (Full title of the plan)

                                Michael K. Burke
                          Executive Vice President and
                             Chief Financial Officer
                       Intermagnetics General Corporation
                             450 Old Niskayuna Road
                                  P.O. Box 461
                              Latham, NY 12110-0461
                     (Name and address of agent for service)

                                 (518) 782-1122
          (Telephone number, including area code, of agent for service)

                                    Copy to:


                           Katherine M. Sheehan, Esq.
                       Vice President and General Counsel
                       Intermagnetics General Corporation
                             450 Old Niskayuna Road
                                  P.O. Box 461
                              Latham, NY 12110-0461

                                                   CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                     PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
                                               AMOUNT TO BE              OFFERING                 AGGREGATE             REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED          REGISTERED (1)         PRICE PER SHARE            OFFERING PRICE              FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share         3,480,000               $ 30.08 (2)             $ 104,678,400            $ 12,320.65
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also registers an indeterminate amount of Common Stock, par value $0.10 per share (the "Common Stock"), of Intermagnetics General Corporation (the "Company") that may be issued upon stock splits, stock dividends or similar transactions.

(2) Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee based upon the average of the high and low prices of shares of Common Stock on July 20, 2005, as reported on the Nasdaq National Market.


                                EXPLANATORY NOTE

         This Registration Statement is filed pursuant to Item E of the General Instructions for Form S-8 to register additional shares of Common Stock for offer and sale under the Intermagnetics General Corporation 2000 Stock Option and Stock Award Plan, for which a Registration Statement on Form S-8 (Registration No. 333-64822) is already effective.

         Except as set forth below or in the exhibits filed herewith, the contents of the Company's Registration Statement on Form S-8 (Registration No. 333-64822) are hereby incorporated by reference.

         ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Katherine M. Sheehan, Esq., Vice President and General Counsel of the Company, has opined as to the validity of the shares of Common Stock covered by this Registration Statement. As of the date of this Registration Statement, Ms. Sheehan beneficially owned approximately 26,771 shares of the Common Stock and options to purchase approximately 45,395 shares of Common Stock. Ms. Sheehan is also eligible to acquire an additional 142,500 shares of stock through 2010 under two performance-based restricted stock unit programs. Ms. Sheehan is eligible to participate in the 2000 Stock Option and Stock Award Plan.

         ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability but in view of all the circumstances, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145. Subsection (e) of Section 145 of the DGCL empowers a corporation, upon terms and conditions it deems appropriate, to advance expenses prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by the DGCL.

         Article Eleventh of the Company's Certificate of Incorporation (the "Certificate of Incorporation"), provides that the Company shall indemnify, to the fullest extent permitted by law, any person made, or threatened to be made, a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to be indemnified under the Certificate of Incorporation shall include the right of a director or officer to be paid expenses in advance of the final disposition of any proceedings, upon the receipt of an undertaking to repay such amount, unless it shall ultimately be determined that he or she is not entitled to be indemnified. A person entitled to indemnification shall also be paid reasonable costs, expenses and attorneys' fees in connection with the enforcement of his or her rights to indemnification under Article Eleventh of the Certificate of Incorporation.

         Article Eleventh of the Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages as a result of breach of fiduciary duty, except to the extent that an exemption from such liability or limitation thereof is not permitted under the DGCL.

         Article IV of the Company's By-laws (the "By-laws"), provides that the Company shall indemnify any person made, or threatened to be made, a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys' fees) actually or reasonably incurred by such person in connection with the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

         In accordance with Section 145 of the DGCL, the Company maintains insurance policies under which directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer.


         ITEM 8.  EXHIBITS.

         The following exhibits are incorporated by reference in this Registration Statement.

    Exhibit
     Number                  Description of Exhibit
-----------       --------------------------------------------------------------

      4.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on December 2, 2004).

      4.2 By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed on December 2,
                  2004).

      5.1 Opinion of Katherine M. Sheehan, Esq. as to the validity of certain shares being registered.

     23.1         Consent of PricewaterhouseCoopers LLP.

     23.2         Consent of Katherine M. Sheehan, Esq. (included as part of
                  Exhibit 5.1).

     24.1         Power of Attorney (included as part of the signature page).

    Exhibit
     Number                  Description of Exhibit
-----------       --------------------------------------------------------------

     99.1 Intermagnetics General Corporation 2000 Stock Option and Stock Award Plan (as Amended and Restated as of November 16, 2004) (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on November 18, 2004).

         The Company hereby undertakes that it will submit the Intermagnetics General Corporation 2000 Stock Option and Stock Award Plan (as Amended and Restated as of November 16, 2004), and any amendments thereto, to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Latham, State of New York, on this 21st day of July, 2005.

                             INTERMAGNETICS GENERAL CORPORATION


                             By: /s/   Glenn H. Epstein
                                ------------------------------------------------
                                Name: Glenn H. Epstein
                                Title: Chairman of the Board of Directors and
                                       Chief Executive Officer


         Each person whose signature appears below constitutes and appoints each of Glenn H. Epstein and Michael K. Burke his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all further amendments (including post-effective amendments) to this Registration Statement on Form S-8 and any and all other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following individuals in the capacities and on the date or dates indicated.

                 Signature                                    Title                   Date
                 ---------                                    -----                   ----
  /s/ Glenn H. Epstein                         Chairman of the Board of Directors     July 21, 2005
  ----------------------------------           and Chief Executive Officer
  Name: Glenn H. Epstein                       (Principal Executive Officer)


  /s/ Michael K. Burke                         Executive Vice President and Chief     July 21, 2005
  -----------------------------------          Financial Officer (Principal
  Name: Michael K. Burke                       Financial and Accounting Officer)


  /s/ John M. Albertine                        Director                               July 21, 2005
  ----------------------------------
  Name: John M. Albertine


  /s/ Larry G. Garberding                      Director                               July 21, 2005
  -------------------------
  Name: Larry G. Garberding


  /s/ A. Jay Graf                              Director                               July 21, 2005
  -------------------------
  Name:  A. Jay Graf


  /s/ Michael E. Hoffman                       Director                               July 21, 2005
  -------------------------
  Name: Michael E. Hoffman


  /s/ Thomas L. Kempner                        Director                               July 21, 2005
  -------------------------
  Name: Thomas L. Kempner


  /s/ Sheldon Weinig                           Director                               July 21, 2005
  ----------------------------------
  Name: Sheldon Weinig

                                INDEX TO EXHIBITS

  Exhibit
   Number                          Description of Exhibit
------------      --------------------------------------------------------------

      4.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on December 2, 2004).

      4.2 By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed on December 2,
                  2004).

      5.1         Opinion of Katherine M. Sheehan, Esq.

     23.1         Consent of PricewaterhouseCoopers LLP.

     23.2         Consent of Katherine M. Sheehan, Esq. (included as part of
                  Exhibit 5.1).

     24.1         Power of Attorney (included as part of the signature page).

     99.1 Intermagnetics General Corporation 2000 Stock Option and Stock Award Plan (as Amended and Restated as of November 16, 2004) (incorporated by reference to Exhibit 10.1 to Current Report on From 8-K filed on November 18, 2004).